Form N-SAR
Attachment for Item #77.C
Matters Submitted to a Vote of Security Holders

THE MAINSTAY FUNDS
811-4550
For Period Ended 4/30/09

MainStay Small Cap Value Fund

(a) The date of the meeting and whether it was an annual or special meeting;

Pursuant to notice, a special meeting of shareholders (“Special Meeting”) of the MainStay Small Cap Value Fund, a series of The MainStay Funds, was held at the offices of New York Life Investment Management, Inc. (“New York Life Investments”), 169 Lackawanna Avenue, Parsippany, New Jersey 07054 on Friday, January 30, 2009 at 11:30 a.m.

(b)	If the meeting involved the election of trustees, state the name of each trustee elected at the meeting and the names of all other trustees now in office;

N/A.

(c)	Describe each matter voted upon at the meeting and state the number of affirmative votes and the number of negative votes cast with respect to each matter;

1.	To approve an Agreement and Plan of Reorganization providing for (i) the acquisition of all assets and the assumption of the liabilities of the Small Cap Value Fund by the MainStay Small Cap
Opportunity Fund, a series of Eclipse Funds, (the “Small Cap Opportunity
Fund” and collectively with Small Cap Value Fund, the
“Funds”), in exchange for shares of the Small Cap Opportunity Fund having an aggregate net asset value equal to the aggregate net asset value of the shares of the Small Cap Value Fund; and (ii) the subsequent redemption of the shares and liquidation and dissolution of
the Small Cap Value Fund.

The above proposal was discussed in detail in the proxy statement.  No other business came before the special meeting.

With respect to the Fund, the proposal was passed by the shareholders, as confirmed by the Inspector of Elections.

The following is a summary of how the votes on the Proposal presented before the special meeting held on January 30, 2009, were cast.  There were no votes cast in person at the meeting.

Class A	Shares Voted	% of Voted	% of Total
For	1,285,869.44	88.53%	54.48%
Against	22,441.97	1.55%	0.95%
Abstain	45,426.25	3.13%	1.92%
Uninstructed	98,696.00	6.80%	4.18%
Total	1,452,433.66	100%	61.53%

Class B	Shares Voted	% of Voted	% of Total
For	760,250.78	87.00%	36.80%
Against	28,294.14	3.24%	1.37%
Abstain	45,310.90	5.19%	2.19%
Uninstructed	39,952.00	4.57%	1.93%
Total	873,807.82	100.00%	42.29%

Class C	Shares Voted	% of Voted	% of Total
For	174,164.48	69.83%	34.81%
Against	7,738.02	3.10%	1.55%
Abstain	4,729.62	1.90%	0.95%
Uninstructed	62,789.00	25.17%	12.55%
Total	249,421.10	100.00%	49.86%

Class I	Shares Voted	% of Voted	% of Total
For	212.41	100.00%	22.69%
Against	0	0	0
Abstain	0	0	0
Uninstructed	0	0	0
Total	212.41	100.00%	22.69%

Investor Class	Shares Voted	% of Voted	% of Total
For	539,942.05	86.36%	37.10%
Against	38,276.53	6.12%	2.63%
Abstain	46,981.45	7.52%	3.22%
Uninstructed	0	0	0
Total	625,200.03	100.00%	42.95%

Total Votes	Shares Voted	% of Voted	% of Total
For	2,760,439.14	86.23%	43.25%
Against	96,750.66	3.02%	1.52%
Abstain	142,448.23	4.45%	2.23%
Uninstructed	201,427.00	6.30%	3.16%
Total	3,201,075.03	100.00%	50.16%

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